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EXHIBIT 10.6

                          CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT ("Agreement") is made as of December 25, 2003, by and between PPOL, Inc., a California corporation (formerly Diversified Strategies, Inc.) ("PPOL") and ECO2, LLC, a California limited liability company ("ECO2").

INTRODUCTION: PPOL will raise capital, equity, debt or a combination thereof, through a private placement or public offering. PPOL desires to retain the services of ECO2 to provide assistance in such effort. ECO2 is willing to provide assistance in such effort.

1. DESCRIPTION OF SERVICES. Beginning December 25, 2003, ECO2 will provide the following services;

         a. coordinate communications between PPOL and its investment bankers, legal counsel, accountants and investor relations firm (in the U.S.);
         b. assist PPOL and its investment bankers, legal counsel and accountants with SEC and NASD filings;
         c. drafting of one private placement memorandum and related S-3 registration documents for one private placement during the one year period beginning December 25, 2003 and ending on December 24, 2004;
         d.       corporate communications and investor relations in Japan
         e.       assist in the planning and preparation of annual report;
         f. assist in the planning and preparation of shareholders' meeting as requested;
         g. assist PPOL's legal counsel and accountants with SEC and NASD filings;
         h.       assist in the recruitment of outside directors as requested;
         i. assist in the site selection and operation of its new headquarters in the U.S. as requested; and
         j. assist in translation of documents, however, PPOL shall be responsible for final translations.

         PPOL acknowledges and agrees that ECO2 is not providing legal or accounting advice or services under this Agreement, and that all Services are subject to review by PPOL's legal, accounting, and other professional advisors. PPOL shall make all final decisions regarding any guidance provided by ECO2 under this Agreement.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by ECO2 shall be determined by ECO2. If requested by PPOL, ECO2 shall make visits to PPOL's Board of Directors in Japan or other locations designated by PPOL's Board of Directors to report on the performance of its Services.

3. PAYMENT. ECO2's fee for the Services is $25,000 per month. ECO2 shall be entitled to reimbursement for expenses incurred in the ordinary course of providing services described in this agreement.

4. SUPPORT SERVICES. PPOL will provide ECO2 with office facilities and administrative support, if requested, by ECO2, at its premises in Orange County, California.

5. TERM/TERMINATION. This Agreement shall be effective for an initial term of one year beginning on December 25, 2003 and ending on December 24, 2004 and shall be automatically renewed for successive terms of one year, unless either party gives at least 90 days written notice prior to the termination of the initial or any renewal term.


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6.      RELATIONSHIP OF PARTIES. ECO2 is an independent contractor with respect to PPOL. ECO2 is not PPOL's agent, and it has no authority to bind PPOL to any obligation or commitment, without PPOL's prior written consent.

7. CONFIDENTIALITY. Both parties agree that neither of them will, at any time, either directly or indirectly, use for its benefit, or for the benefit of any third party, any confidential information disclosed to it by the other party without the disclosing party's consent. The parties' confidentiality obligations will not apply to any information that: (a) becomes known to the general public without fault or breach on the part of the receiving party; (b) the disclosing party customarily provides to others without restriction on disclosure; or (c) the receiving party obtains from a third party without breach of any nondisclosure obligation and without restriction on disclosure. ECO2, however, shall have the right to disclose its participation in the Transaction.

8.      HOLD HARMLESS AND INDEMNIFICATION.

        a. PPOL shall indemnify, defend, and hold harmless ECO2 and its affiliates (arid theft respective control persons, directors, members, shareholders, officers, employees and agents) (collectively "ECO2") against any and all claims, losses, damages, liabilities, costs and expenses, including but not limited to all reasonable fees and disbursements of counsel and all reasonable travel and other out of pocket expenses incurred in connection with investigation, preparation, or defense of any pending or threatened claim (collectively `Damages") arising out of or related to this Agreement, including services rendered by ECO2 before the date of this Agreement, unless it is finally judicially determined that such Damages resulted primarily from the willful misconduct or gross negligence of ECO2.

        b. If the foregoing indemnity is unavailable, then PPOL shall contribute to amounts paid or payable by ECO2 in respect of such Damages in such proportion as appropriately reflects the relative benefits between PPOL and ECO2 in connection with the transactions to which such indemnification relates. If applicable law does not permit such allocation, then PPOL's aggregate contribution in respect of such Damages will not exceed ECO2's fees pursuant to this Agreement.

        c. The provisions of this paragraph 8 shall survive the termination of this Agreement without limitation.

9.      AMENDMENT. This Agreement may only be amended in writing.

10. SEVERABILITY, If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11. ENTIRE AGREEMENT. This agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

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IN WITNESS HEREOF, the parties hereto have executed this Agreement which shall be effective as of December 25, 2003.

                                 PPOL, Inc.
                                 a California corporation

                                 By:_______________________
                                 Nobuo Takada,
                                 Chief Executive Officer

                                 ECO2, LLC,
                                 a California limited liability company

                                 By:_______________________
                                 Richard H. Izumi,
                                 Managing Director